Exhibit 10.1

CONTACT:
Stephen D. Axelrod, CFA
Mitchell Cohen, CFO	Alisa D. Steinberg (Media)
Asta Funding, Inc.	Wolfe Axelrod Weinberger Assoc. LLC
(201) 567-5648	(212) 370-4500; (212) 370-4505 (Fax)
steve@wolfeaxelrod.com
alisa@wolfeaxelrod.com
ASTA FUNDING COMPLETES PURCHASE OF $6.9 BILLION PORTFOLIO
ENGLEWOOD CLIFFS, NJ, March 5, 2007 — Asta Funding, Inc., (NASDAQ: ASFI), a leading consumer receivable asset management and liquidation company, today announced that Palisades Acquisition XVI, LLC (“Palisades XVI”), its indirect wholly-owned subsidiary, has closed on its definitive agreement to purchase a portfolio of approximately $6.9 billion in face value receivables for a purchase price of $300 million plus 20% of net payments after we recover 150% of the purchase price plus our cost of funds. The portfolio is made up of predominantly credit card accounts and includes accounts in collection litigation and accounts as to which the sellers have been awarded judgments and other traditional charge-offs. The Company originally paid a $60 million deposit upon execution of the contract on February 5, 2007 and funded an additional deposit of $15 million on February 16, 2007 using its existing credit facility, as modified on that date. The remaining $225 million was paid in full, today, March 5, 2007, by borrowing under a new Receivables Financing Agreement entered into by Palisades XVI with a major financial institution as the funding source, and consists of debt with full recourse only to Palisades XVI, bearing an interest rate of approximately 170 basis points over LIBOR. Asta has provided limited undertakings to support the new credit facility.
Gary Stern, President and Chief Executive Officer of Asta Funding, commented, “It is rare that an opportunity of this size and quality becomes available in the market. I am very pleased about the closing of this transaction as it approximately doubles the size of our assets acquired for liquidation on our balance sheet. We worked diligently to find the proper financing for this purchase and believe we selected the best funding source for our shareholders and the Company. This significant portfolio purchase not only validates our leadership in the debt buying industry, but will further demonstrate our outsourcing strategy and our ability to absorb such a large purchase without adding materially to our infrastructure. We are excited to begin servicing this portfolio and believe it will build shareholder value in the near future.”

Conference Call Details
Asta Funding will conduct a teleconference to discuss this transaction and to briefly discuss its first quarter results for the period ended December 31, 2006 on Friday, March 9, 2007 at 10:30 a.m. EST. To participate in the conference call please dial USA/Canada (888) 693-0944, International (706) 679-0662 about 5-10 minutes prior to 10:30 am EST. Please refer to the Asta Funding earnings teleconference ID # 1933846. A recording of the conference call will be available from 1:30 pm EST March 9th through March 16th, by dialing USA/Canada (800) 642-1687, International (706) 645-9291, conference ID # 1933846.

Based in Englewood Cliffs, NJ, Asta Funding, Inc., is a leading consumer receivable asset management company that specializes in the purchase, management and liquidation of performing and non-performing consumer receivables. For additional information, please visit our website at http://www.astafunding.com.
Except for historical information contained herein, the matters set forth in this news release are “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995.) Although Asta Funding, Inc. believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that its expectations will be realized. Forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from Asta Funding, Inc.’s expectations. Factors that could contribute to such differences include those identified in Asta Funding, Inc.’s Form 10-K for the fiscal year ended September 30, 2006, Form 10-Q for the quarter ended December 31, 2006 and those described from time to time in Asta Funding, Inc.’s other filings with the Securities and Exchange Commission, news releases and other communications, including that the portfolio purchase described in this press release may not be consistent with Asta’s initial valuation analysis, that the terms of the new financing obtained, or the anticipated benefits of the portfolio purchase may not meet Asta’s expectations, that Asta may experience operational difficulties in acquiring a portfolio of this size, that Asta received only limited representations and warranties with respect to the quality, quantity and characteristics of the portfolio and that there are other risks associated with the portfolio. Asta Funding, Inc.’s reports with the Securities and Exchange Commission are available free of charge through its website at http://www.astafunding.com.
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